Exhibit 4.7

HANGER, INC.

Restricted Stock Unit Agreement for Non-Employee Directors

THIS AGREEMENT (this “Agreement”) is made by and between HANGER, INC., a Delaware corporation (the “Company”), and the non-employee director (the “Non-Employee Director”) identified on the Company’s online electronic list of persons to whom a grant of restricted stock units has been made by the Company.

W I T N E S S E T H:

WHEREAS, the Company desires to award to the Non-Employee Director restricted stock units relating to the Company’s common stock, par value $.01 per share (the “Common Stock”), under the Company’s 2019 Omnibus Incentive Plan (the “Plan”) in consideration for the Non-Employee Director’s service as a member of the Board of Directors of the Company (the “Board”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, do agree as follows:

1.                                      Award of Restricted Stock Units.  Subject to the terms and conditions of this Agreement and the Plan, the Non-Employee Director is granted restricted stock units relating to the number of shares of Common Stock as set forth on the Company’s online electronic list as being granted to the Employee (hereinafter such units are referred to as the “Restricted Stock Units”) as of the date shown on the Company’s online electronic list as being the date of grant to the Non-Employee Director (the “Grant Date”).

2.                                      Restricted Stock Units Non-Assignable and Non-Transferable.  Each Restricted Stock Unit and all rights under this Agreement shall be non-assignable and non-transferable other than by will or the laws of descent and distribution in accordance with the Plan and may not be sold, pledged, hypothecated, assigned or transferred, except only as to such shares of Common Stock, if any, which have been issued in settlement of the Restricted Stock Units upon vesting pursuant to the terms of the Plan and this Agreement.  The foregoing prohibition against transfer or assignment, together with the obligation to forfeit the Restricted Stock Units upon termination of service on the Board as set forth in Section 3 of this Agreement, are herein collectively referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Stock Units.

3.                                      Termination of Membership on the Board of Directors.  In the event of termination of the Non-Employee Director’s membership on the Board by reason of total and permanent disability (within the meaning of Code Section 409A), death or Retirement, each of the then unvested Restricted Stock Units will immediately vest in full as of the date of such termination.  “Retirement” means the Non-Employee Director’s termination of service on the Board after having served continuously as a director for at least five (5) years and after having given the Company written notice of the director’s intent to retire no less than one (1) year prior to the date of such termination.  In the event of the termination of the Non-Employee Director’s membership on the Board other than by reason of total and permanent disability, death or Retirement, any then unvested Restricted Stock Units shall be forfeited and cancelled as of the date which is ninety (90) days after such date of termination of service unless such unvested

Restricted Stock Units vest on or before that date which is ninety (90) days after such termination of service.  Notwithstanding the foregoing, in the event the Non-Employee Director’s membership on the Board terminates following a change of control, Section 17(c) of the Plan applies.

4.                                      Lapse of Forfeiture Restrictions.  Subject to Section 3, the Restricted Stock Units will vest in full on the first anniversary of the Grant Date, provided that the Non-Employee Director has continuously served on the Board from the Grant Date through such anniversary of the Grant Date.

5.                                      Issuance of Shares.  As soon as practicable (but not more than thirty (30) days) after Restricted Stock Units vest under this Agreement, the Company shall issue a number of shares of Common Stock to the Non-Employee Director equal to the number of Restricted Stock Units that have vested.  For the avoidance of doubt, in the case of Retirement, the Restricted Stock Units shall be deemed to vest for purposes of this Section 5 when the risk of forfeiture lapses, even if Retirement does not occur until a later date. The Company shall issue a certificate or certificates evidencing such shares of Common Stock in the name of the Non-Employee Director or shall make an appropriate book entry.

6.                                      Limitation of Rights.

(a)  No Right to Continue as a Director.  Neither the Plan nor the grant of the Restricted Stock Units shall constitute or be evidence of any agreement or understanding, express or implied, that the Non-Employee Director has a right to continue as a member of the Board for any period of time, or at any particular rate of compensation.

(b)  No Stockholder’s Rights as to Restricted Stock Units.  The Non-Employee Director shall have no rights as a stockholder with respect to the shares of Common Stock subject to Restricted Stock Units granted hereunder until the date such shares are issued to the Non-Employee Director, and no adjustment will be made for any dividends or other rights for which the record date is prior to the date of the vesting of the Restricted Stock Units.  After Restricted Stock Units have vested, the Non-Employee Director will be entitled to receive shares of Common Stock subject to the Restricted Stock Units that have vested and shall be entitled to receive a payment equal to any dividends or other rights for which the record date is on or after the vesting of the Restricted Stock Units.

(c)  Restrictions on Sales of Shares.  By accepting the grant of the Restricted Stock Units, the Non-Employee Director agrees not to sell any shares of Common Stock acquired in connection with the Restricted Stock Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

7.                                      Taxes.  The Non-Employee Director (and not the Company or any Affiliate) shall be responsible for the Non-Employee Director’s federal, state, local or foreign tax liability and any of the Non-Employee Director’s other tax consequences that may arise as a result of the transactions contemplated by this Agreement.  The Non-Employee Director shall rely solely on the determinations of the Non-Employee Director’s own tax advisors or the Non-Employee Director’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

8.                                      Incorporation by Reference.  The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Agreement.  Capitalized terms used in this Agreement and not defined shall have the meanings given in the Plan.

9.                                      Entire Agreement.  The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Non-Employee Director with respect to the subject matter hereof.  The Non-Employee Director expressly warrants that the Non-Employee Director is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

All of the terms and conditions of this Agreement are hereby confirmed, ratified, approved and accepted by the Company and by the Non-Employee Director, who has accepted this Agreement and its terms pursuant to the Non-Employee Director’s electronic submission of the Non-Employee Director’s confirmation of this Agreement in accordance with the instructions contained on the online website maintained for the benefit of the Company for grants of restricted stock units by the Company.